Exhibit 21.1

Splinternet Holdings, Inc.
PRINCIPAL SUBSIDIARIES
AS OF December 31, 2008

Name	State of Incorporation	Conducts Business Under
Splinternet Communications, Inc.	Connecticut	Splinter.net / Defentect / Defentect.com
Vidiation, Inc.	Delaware	Vidiation